Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Commercial Vehicle Group, Inc.:
We consent to the use of our reports dated March 9, 2017, with respect to the consolidated balance sheets of Commercial Vehicle Group, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ending December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP
Columbus, Ohio
December 15, 2017